Exhibit 99.1

IGC Completes Satisfactory Settlement with Sricon
     Exchanges Minority Interest for 5 Acres of Prime Land in India

Bethesda, March 8, 2016 (GLOBENEWSWIRE) – India Globalization Capital, Inc. (NYSE MKT: IGC) announced that it has completed the settlement with Sricon exchanging its 22% minority interest in Sricon for 5 acres of prime land in Nagpur, India. The Company beneficially registered the land in its name on March 4, 2016.
The Company had previously reported that pursuant to a Memorandum of Settlement executed in October 2014 with Sricon and related parties, the parties had agreed to exchange IGC's 22% minority interest in Sricon for about five acres of land in Nagpur, India, valuing the exchange between $3 million to $5 million based on various factors including the exchange rate.
The land is located a few miles from MIHAN, which is the largest development zone in terms of investment in India.  It is expected to be the largest cargo hub integrated with road and rail that is projected to stimulate significant job creation and investment opportunities.  MIHAN is located in the city of Nagpur the third largest city of the Indian state of Maharashtra after Mumbai and Pune. Nagpur has one of the highest literacy rates of 91.92% among all the urban agglomerations in India and is one of the proposed Smart Cities in Maharashtra.
"Over the next several years, we expect rapid infrastructure development in and around MIHAN. Our team in the recently acquired Cabaran Ultima, with expertise in the design and management of commercial property, will immediately begin assessing the feasibility of developing the land into valuable commercial property that can unlock greater value in these assets." stated Ram Mukunda, CEO of IGC.

About IGC:
In the United States, we develop phytocannabinoid-based therapies and build state-of-the art farming facilities that we can eventually use to grow and extract pharmaceutical grade phytocannabinoids.  We expect to position the company to be a leading provider of cannabinoid based Active Pharmaceutical Ingredients ("API").  IGC has several patent filings for the indications of Pain, Medical Refractory Epilepsy and Cachexia using cannabinoids.  Internationally, IGC engages in developing and managing commercial construction projects. We are based in Bethesda, Maryland.
Our website: www.igcinc.us. Twitter @IGCIR
Forward-looking Statements:
Some of the statements contained in this press release that are not historical facts constitute forward- looking statements under the federal securities laws. Forward-looking statements can be identified by the use of the words "may," "will," "should," "could," "expects," "plans," "anticipates," "believes," "estimates," "predicts," "intends," "potential," "proposed," or the negative of those terms.  These statements are not a guarantee of future developments and are subject to risks, uncertainties and other factors, some of which are beyond IGC's control and are difficult to predict. Consequently, actual results may differ materially from information contained in the forward-looking statements as a result of future changes or developments in our business, our acquisition and diversification strategy, our competitive environment, and governmental, regulatory, political, economic, legal and social conditions.  Except as required by federal securities laws, IGC undertakes no obligation to publicly update any forward- looking statements, whether as a result of new information, future events, or otherwise. Other factors and risks that could cause or contribute to actual results differing materially from such forward- looking statements have been discussed in greater detail in IGC's Form 10- K for fiscal year ended March 31, 2015, and in subsequent reports filed with the U.S. SEC.

Contact:
Claudia Grimaldi
 301-983-0998